CIRRUS LOGIC, INC.
2007 MANAGEMENT AND KEY INDIVIDUAL CONTRIBUTOR INCENTIVE PLAN
Originally effective September 30, 2007
Amended and restated as of March 22, 2022
1.Purpose.
The purposes of this Management and Key Individual Contributor Incentive Plan (the “Incentive Plan”) are to (1) provide Participants with incentives to improve Cirrus Logic, Inc.’s (the “Company’s”) financial performance through the achievement of semi-annual goals relating to the Company’s Operating Profit Margin, Revenue Growth, or other performance criteria and (2) attract, retain, motivate, and reward the Company’s management team and key individual contributors.
2.Definitions.
As used herein, the following definitions shall apply:
(A)“Base Salary” means an Employee’s annual rate of base salary, exclusive of bonuses, incentive pay, commissions, and all other forms of compensation. Base Salary for a given Plan Cycle shall be calculated based on Participants’ Base Salary in effect on the last day of a Plan Cycle.
(B)“Board” means the Board of Directors of Cirrus Logic, Inc.
(C) “Change in Control” means (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group or persons acting in concert; (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (iii) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the voting power represented by the voting securities of the Company or such surviving entity (or parent) outstanding immediately after such merger or consolidation.
(D)“Committee” means the Compensation and Human Resources Committee of the Board.
(E)“Company” means Cirrus Logic, Inc. and its wholly owned subsidiaries and affiliates, and each of their respective successors.
(F)“Continuously Employed” means the Employee’s continuous and uninterrupted full-time employment with the Company.
(G)“Disability” means total and permanent disability as defined in accordance with the Company’s Long-Term Disability Plan.

(H)“Effective Date” means September 30, 2007.
(I)“Eligible Participant” means any Employee who is in a management or leadership position in the Company or who is a key individual contributor whose efforts potentially have a material impact on the Company’s performance.
(J)“Employee” means a natural person who is employed by the Company and who is treated as an employee by the Company for tax purposes.
(K)“Incentive Plan Pay-Out Percentage” means the multiplier derived from the formula set forth by the Committee before a Plan Cycle for determining the pay-out percentage based on the Company’s Operating Profit Margin and Revenue Growth. The Committee shall review and update the Operating Profit Margin and Revenue Growth performance goals and the associated Incentive Plan Pay-Out Percentages applicable to a Plan Cycle prior to the commencement of such Plan Cycle.
(L)“Individual Incentive Payment” means the amount calculated for each Participant in Section 5 for each Plan Cycle.
(M)“Individual Performance Multiplier” means a performance multiplier of between 0% and 120% to be determined based on a Participant’s achievement of individual management-by-objectives performance goals (“MBOs”) set for each Participant pursuant to Section 3(C).
(N)“Operating Profit Margin” will be measured as the Company’s consolidated GAAP operating income (revenue minus cost of goods sold (COGS) minus research and development (R&D) minus selling, general and administrative (SG&A)), excluding stock compensation expense and any Non-Recurring Items, as a percentage of revenue. The Company’s GAAP operating income shall be determined based on the Company’s financial results as approved by the Company’s Audit Committee and filed with the Securities and Exchange Commission on a Form 10Q or Form 10K.
(O)“Non-Recurring Items” include any unusual or infrequent accounting items included in GAAP operating profits such as:
(i)gains on sales of assets not otherwise included in revenue;
(ii)losses on sales of assets, restructuring charges, merger-related costs including amortization or impairment of acquisition-related intangible assets, asset write-offs, write-downs, and impairment charges whether or not included in COGS, SG&A or R&D expenses; and
(iii)such other items as the Committee may determine in its sole discretion.
The Committee will determine, in its sole discretion, whether to include or exclude any or all of the above described Non-Recurring Items as part of Operating Profit Margin.
(P)“Participant” means any Eligible Participant designated by the Committee to participate in the Incentive Plan for a Plan Cycle.

(Q)“Plan Administration Committee” means the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer, and Vice President of Human Resources.
(R)“Plan Cycle” means a period on or after the Effective Date beginning on the first day of the Company’s first fiscal quarter and ending on the last day of the Company’s second fiscal quarter, or the period beginning on the first day of the Company’s third fiscal quarter and ending on the last day of the Company’s fourth fiscal quarter.
(S)“Revenue Growth” means the Company’s year-over-year revenue growth based on the Company’s GAAP revenue for a given Plan Cycle over the Company’s GAAP revenue for the corresponding period from the prior fiscal year. The Company’s GAAP revenue shall be determined based on the Company’s financial results as approved by the Company’s Audit Committee and filed with the Securities and Exchange Commission on a Form 10-Q or Form 10-K. For purposes of calculating Revenue Growth, the Committee shall exclude any non-recurring revenue as calculated by the Committee for purposes of determining the Operating Profit Margin. To preserve the intended incentives and benefits of the Incentive Plan, the Committee may adjust the Revenue Growth calculation to reflect any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company (or any material portion of the Company).
(T)“Target Incentive Amount” means, for each Participant, the product of (i) the Participant’s Base Salary times (ii) the Participant’s Target Incentive Factor.
(U)“Target Incentive Factor” means the applicable target award percentage for a Participant. Subject to its ability to delegate as specified below, the Committee shall determine Participants in the Incentive Plan and their Target Incentive Factors.
3.Administration of the Incentive Plan.
(A)Administration. The Incentive Plan shall be administered by the Committee.
(B)Powers of the Committee. Subject to the provisions of the Incentive Plan and to the specific duties, if any, delegated by the Board, the Committee shall have the authority, in its discretion, to construe and interpret the terms of the Incentive Plan, to designate the Participants in the Incentive Plan, and to make all other determinations deemed necessary or advisable for administering the Incentive Plan. The Committee may delegate to the Plan Administration Committee the determination of the Participants in the Incentive Plan and the Target Incentive Factor for anyone other than executive officers who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934.
(C)Individual Performance Multipliers. In determining an Individual Incentive Payment, the Committee may include an Individual Performance Multiplier for any Participant that reflects a Participant’s achievement of MBOs during a Plan Cycle. If included, the Committee will set the MBOs for a Plan Cycle. For all Participants other than executive officers who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, the Committee may delegate to the Plan Administration Committee the setting of MBOs for individual Participants. The specific MBOs must be established while the performance relating to the MBOs remains substantially uncertain with respect to achievement of such MBOs during a Plan Cycle. MBOs may vary based on the Company’s strategic initiatives and the responsibilities of each Participant.
(D)Effect of Committee’s Decisions. The Committee’s decisions, determinations and interpretations shall be final and binding on all Participants.
4.Eligibility.
Except as set forth in Section 7 below, Participants must be Continuously Employed by the Company during a Plan Cycle to receive an Individual Incentive Payment. Participants who become employed during a Plan Cycle and remain Continuously Employed by the Company from the date of their employment through the remainder of the Plan Cycle will receive a pro-rata Individual Incentive Payment based upon the number of calendar days during a Plan Cycle that the Participant was an Employee. A Participant’s Target Incentive Factor for a Plan Cycle will be based on the Target Incentive Factor for the Participant determined as of the last day of the Plan Cycle.
5.Determination of Payments.
The Individual Incentive Payment to each Participant for each Plan Cycle shall be calculated by multiplying the Participant’s Target Incentive Amount by the Incentive Plan Pay-Out Percentage for that Plan Cycle. At its discretion, the Committee or Plan Administration Committee may further include an Individual Performance Multiplier in the determination of Individual Incentive Payments during any Plan Cycle. In no event shall any Individual Incentive Payment exceed 250% of a Participant’s Target Incentive Amount and in no event will a Participant receive Individual Incentive Payments in any fiscal year in excess of $5,000,000.
6.Payout Schedule.
(A)Payout Timing. Individual Incentive Payments shall be paid in a cash lump sum to each Participant as soon as is reasonably practicable after the public disclosure of the Company’s financial results through the filing of a Form 10-Q or Form 10-K with the Securities and Exchange Commission for the relevant Plan Cycle; provided, however, that with respect to each Participant (or their estate, as applicable) who, pursuant to Section 7(A) below, is eligible to receive an Individual Incentive Payment for a given Plan Cycle without being Continuously Employed on the date such Individual Incentive Payment is paid, then:
(i)With respect to an Individual Incentive Payment for a Plan Cycle composed of the Company’s first and second fiscal quarters, such Individual Incentive Payment shall be paid on or before the 15th day of the third month following the later of (a) the last day of the calendar year in which such Participant died or incurred a Disability, or (b) the last day of the Company’s taxable year in which such Participant died or incurred a Disability; and
(ii)With respect to an Individual Incentive Payment for a Plan Cycle composed of the Company’s third and fourth fiscal quarters, such Individual Incentive Payment shall be paid in the calendar year during which such Plan Cycle ends, but no later than on or before the 15th day of the third month following the later of (a) the last day of the calendar year in which such Participant died or incurred a Disability, or (b) the last day of the Company’s taxable year in which such Participant died or incurred a Disability.
(B)Continuous Status. Notwithstanding anything in the Incentive Plan to the contrary, except as provided in Section 7(A) below in the case of death or Disability, a Participant must be Continuously Employed between the last day of a Plan Cycle and on the date the Individual Incentive Payment is paid in order to receive an Individual Incentive Payment for a given Plan Cycle. In the event a Participant’s Continuous Employment with the Company terminates between the last day of a Plan Cycle and on the date the Individual Incentive Payment is paid for any reason other than death or Disability, any unpaid portion of the Participant’s Individual Incentive Payment shall be forfeited.
(C)Withholding. Any amounts payable hereunder shall be subject to applicable tax and other payroll withholding in accordance with the Company’s policies and programs and applicable law.
7.Miscellaneous Provisions.
(A)Death or Disability. In the event of a Participant’s death or Disability, the Participant or their estate (as applicable) will receive a pro rata Individual Incentive Payment, based upon the Company’s performance during a Plan Cycle and the number of calendar days completed in the current Plan Cycle at the time of the death or Disability.
(B)Unsecured Creditor. It is understood and agreed that the Company has only a contractual obligation to make payments of Individual Incentive Payments under this Incentive Plan and that such payments are to be satisfied out of general corporate funds that are subject to the claims of the Company’s creditors.
(C)Change in Control. In the event of a Change in Control, the Incentive Plan will be assumed or comparably replaced by the Company’s successor. If the successor fails or refuses to assume or comparably replace the Incentive Plan, each Participant will receive a pro rata Individual Incentive Payment, based upon the number of calendar days completed in the current Plan Cycle multiplied by an Incentive Plan Pay-Out Percentage of 100%. Any such payment shall be a lump sum cash payment made within ten (10) days of a Change in Control; provided, however, that with respect to each Participant (or their estate, as applicable) who, pursuant to Section 7(A) above, is eligible to receive an Individual Incentive Payment for a given Plan Cycle without being Continuously Employed on the date such Individual Incentive Payment is paid, such Individual Incentive Payment shall be paid on or before the 15th day of the third month following the later of (a) the last day of the calendar year in which such Participant died or incurred a Disability, or (b) the last day of the Company’s taxable year in which such Participant died or incurred a Disability.
(D)Reclassification. In the event that an Employee who is a Participant is reclassified or demoted to a position which would not then qualify such individual as a Participant, the Employee will nevertheless remain eligible to participate in the current Plan Cycle, provided that he or she remains in Continuous Employment. The Employee shall be ineligible, however, to participate in any new Plan Cycle, unless the Committee determines otherwise in its sole discretion.

(E)Section 409A of the Code. Each Individual Incentive Payment under this Incentive Plan is intended to be exempt from Section 409A of the Code pursuant to the exception for short-term deferrals (within the meaning of the Treasury regulations issued under Section 409A of the Code), and the Incentive Plan shall be construed and interpreted in accordance with such intent to the maximum extent permitted by law.
(F)Right to Offset. To the extent permitted by law, the Company shall have the right to offset against its obligation to deliver amounts under any Individual Incentive Payment any outstanding amounts of whatever nature that the Participant then owes to the Company.
8.Limitations.
Neither the Incentive Plan nor any Individual Incentive Payment shall confer upon a Participant any right with respect to continuing the Participant’s employment relationship with the Company, nor shall it interfere in any way with the Participant’s right or the Company’s right to terminate such employment at any time, with or without cause.
9.Amendment and Termination.
The Committee shall have the power to amend, suspend, or terminate the Incentive Plan at any time, provided that no such amendment or termination shall adversely impair a Participant’s rights with respect to any Plan Cycle that has already commenced.
10.Governing Law.
The Program shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware.
11.No Right of Assignment.
No Participant shall have any right to assign, alienate, or otherwise transfer their rights, if any, under the Incentive Plan. Any purported assignment, alienation or transfer by a Participant of their rights under the Incentive Plan shall be null and void ab initio and of no force or effect.